EXHIBIT 8(f)(5)

AMENDMENT No. 4 TO PARTICIPATION AGREEMENT (NATIONWIDE)

AMENDMENT NO. 4

TO

PARTICIPATION AGREEMENT AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND DISTRIBUTORS, LLC,

AND

TRANSAMERICA LIFE INSURANCE COMPANY

The Participation Agreement, dated May 1, 2007, as amended June 24, 2009, March 1, 2012 and as further amended May 1, 2013 (the “Agreement”) among Transamerica Life Insurance Company (the “Company”), on behalf of itself and each separate account of the Company named in Schedule A to this Agreement (each separate account referred to as the “Separate Account” and collectively as the “Separate Accounts”); Nationwide Variable Insurance Trust (the “Trust”); and Nationwide Fund Distributors LLC (the “Distributor”) is hereby amended on this 1st day of March, 2014.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Schedule A is hereby deleted in its entirety and replaced with the attached Schedule A.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: March 1, 2014

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	3-14-14

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	Asst. Secretary
Date:	3/12/14

NATIONWIDE FUND DISTRIBUTORS LLC

By:	/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	SVP
Date:	3/12/14

SCHEDULE A

Revised March 1, 2014

Separate Account:

PFL Corporate Account One

Separate Account VA X

Product:

Advantage V

Transamerica Advisor EliteSM Variable Annuity

Fund:

NVIT International Index Fund – Class II

NVIT Developing Markets Fund – Class II

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